Exhibit 99.1

Royal Gold Acquires Gold Stream on Euromax’s Ilovitza Project

DENVER, COLORADO. OCTOBER 21, 2014:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) announces that its wholly owned subsidiary, RGLD Gold AG (“Royal Gold” or the “Company”) has entered into a $175 million gold stream transaction with Euromax Resources Ltd (TSX-V:EOX) (“Euromax”) that will finance a significant portion of the construction of the Ilovitza gold-copper project in Macedonia.

Stream Transaction Details

•	Royal Gold will make two advance deposit payments totaling $15 million towards completion of the definitive feasibility study on the Ilovitza project, followed by a third payment of $160 million towards project construction, subject to certain conditions;
•	Euromax will deliver 25% of any gold produced from the Ilovitza project until 525,000 ounces have been delivered, and 12.5% thereafter; and
•	Royal Gold’s purchase price per ounce will be 25% of the spot price at time of delivery.

Transaction Highlights for Royal Gold

•	Conventional open pit operation;
•	Attractive cost and production profile anticipated with a low strip ratio and 23 year mine life;
•	Current reserve of 2.45 million ounces of gold and 905 million pounds of copper;
•	Advanced project with permitting significantly progressed;
•	Planned production start in 2018;
•	Good infrastructure with access to smelter via direct rail; and
•	Proven leadership team consisting of members of the former European Goldfields management team.

“The Ilovitza gold stream represents a well-structured, low-cost option on a long-life asset,” commented Tony Jensen, Royal Gold President and CEO. “Similar to many of Royal Gold’s principal properties, Ilovitza is a polymetallic deposit with attractive economics, a proven management team and strong local support. Royal Gold is proud to assist in securing the financing necessary to significantly advance development and construction of this project.”

About the Ilovitza Project

The Ilovitza project (“project”) is located in south east Macedonia, approximately 15 kilometers west of the Bulgarian border. The deposit is a copper-gold porphyry situated in the northwest-southeast striking Tertiary magmatic arc that covers large areas of Central Romania, Serbia, Macedonia, Southern Bulgaria, Northern Greece and Eastern Turkey. The project is located three kilometers from a two-lane paved road, which connects to a major highway through the village of Ilovitza.

Based on a pre-feasibility study (“PFS”) published in July 2014, Euromax plans to develop a low-strip (0.7:1 waste:ore) open pit operation feeding a 10 million tonne/year sulfide process plant that produces i) a saleable copper concentrate with a gold credit, and ii) a precious metal doré product from leaching the flotation tails in a CIL circuit. Overall process recoveries are estimated at 84% copper and 86.5% gold. Average annual production is estimated to be 35 million pounds copper and 95,000 ounces gold over a 23 year mine life. The PFS estimates average life of mine operating costs of $10.60/tonne of ore and startup capital costs of approximately $500 million. A definitive feasibility study is currently being initiated. Euromax expects to be in production by 2018.

Reserve and resource from the PFS:

	Tonnes (mt)	Cu Grade (%)	Au Grade (g/t)	Cont. Cu (m lbs)	Cont. Au (koz)
Probable Reserve
Sulfide	209	0.20%	0.34	905	2,276
Oxide	16	-	0.33	-	172
Total				905	2,448
M&I Resource (Incl. Reserves)
Sulfide	237	0.22%	0.33	1,125	2,541
Oxide	36	-	0.33	-	381
Total				1,125	2,922
Inferred Resource
Sulfide	20	0.22%	0.36	97	226
Oxide	7	-	0.25	-	55
Total				97	281

About the Purchase and Sale Agreement

Royal Gold entered into a purchase and sale agreement with Euromax which includes:

•	A first installment of $7.5 million upon closing;
•	A second installment of $7.5 million on the first anniversary of closing; and
•	A construction payment of $160 million, subject to certain conditions.

The closing and first anniversary payments are to be used solely for the feasibility study and permitting of the project. The closing payment is conditional on, among other things, an additional C$5.0 million in funding being raised by Euromax. The first anniversary payment has several conditions, including satisfactory progress on the definitive feasibility study and permitting efforts. Royal Gold’s decision to proceed with the construction payments is conditional on, among other things, its satisfaction with the definitive feasibility study and environmental evaluations, demonstrated project viability, and sufficient project financing and permits to construct and operate the mine. The construction payments would be paid pro-rata with the balance of the project funding. Early termination provisions allow the return of Royal Gold’s $7.5 or $15.0 million investments under certain circumstances or, alternatively, allow Royal Gold to retain a gold stream calculated as 2.0% of Ilovitza’s gold production for the life of the project with no further investment beyond the first $15.0 million.

The initial 25.0% gold stream rate is subject to adjustment upon delivery of the definitive feasibility study if there is an increase or decrease in gold reserves or gold recoveries, to ensure that Royal Gold receives 525,000 ounces of gold from the 43-101 reserves (adjustment is subject to a minimum initial stream rate of 24.0%). The price paid for each delivered ounce will be 25% of the spot price.

Royal Gold’s investment will be secured by pledges of Euromax’s equity interests in the Macedonian ownership structure, intercompany agreements in the Macedonian ownership structure, and the assets of the project, some of which will require government approval. Royal Gold has agreed to subordinate these security interests up to $215 million in senior project debt, plus any customary mining equipment capital leases for the project.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 198 properties on six continents, including interests on 37 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

2

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s stream transaction with Euromax Resources Ltd. Factors that could cause actual results to differ materially from the projections include, among others, precious metals and copper prices; actual tax rates; performance of and production at the property; decisions and activities of the operators of the property; delays in the operators’ securing or their inability to secure necessary governmental permits; changes in operators’ project parameters and timelines as plans continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems the operators of the mining properties may encounter; completion of feasibility studies; the ability of the various operators to bring projects into production as expected; and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

3